Exhibit 99.1

FOR IMMEDIATE RELEASE: November 17, 2008

CONTACT:	Bud Foshee 205-949-0307

SERVISFIRST BANCSHARES WILL NOT APPLY FOR
TREASURY CAPITAL PURCHASE PROGRAM

BIRMINGHAM, AL – ServisFirst Bancshares, Inc. announced today that it would not apply for the Treasury Capital Purchase Program (TARP), a plan announced by the U.S. Treasury in October through which it will buy preferred stocks in U.S. banks. ServisFirst cites that the move would conflict with bank shareholders’ best interests.

Under the TARP, Treasury will purchase up to $250 billion of senior preferred shares on standardized terms; the program is offered to qualifying U.S. controlled banks, savings associations and certain banking and savings and loan holding companies engaged in financial activities that elect to participate in the TARP program. All electively applying banks were to do so by 5:00 PM on November 14. The plan requires participating banks to issue warrants for common stock to the U.S. Treasury equal to 15% of the amount of the preferred stock. These warrants would have a 10-year expiration.

“Our management group and board of directors carefully evaluated our participation in the program in light of our shareholders’ best interests and we feel confident that we would qualify for the plan, but the warrants issued under the plan would be dilutive,” states Tom Broughton, ServisFirst CEO and President. “In addition, the proposed plan currently has a provision that permits Congress to make any changes now or in the future without limitation.”

ABOUT SERVISFIRST:
ServisFirst is a full service bank focused on commercial banking, cash management, private banking and the professional consumer market, emphasizing competitive products, state of the art technology and a focus on quality service. Recently the bank announced its benchmark of success of accumulating over $1 billion in assets with no brokered deposits. The bank offers sophisticated cash management products, internet banking, home mortgage lending, remote deposit express service and highly competitive rates.

ServisFirst Bank was formed in Birmingham in May 2005, opened ServisFirst Bank Huntsville in August 2006, ServisFirst Bank Montgomery in June 2007, and ServisFirst Bank Dothan in September 2008. More information about ServisFirst Bank may be obtained over the internet at www.servisfirstbank.com